Exhibit 10.1

INTER-ISLAND SUPPLY CONTRACT FOR PETROLEUM FUELS

This Inter-island Supply Contract for Petroleum Fuels (“Contract”) pertaining to Industrial Fuel Oil (“IFO”), No. 2 Diesel (“Diesel”), and/or Ultra-Low Sulfur Diesel (“ULSD”) is made this 18th day of February, 2016, by and between HAWAIIAN ELECTRIC CO., INC., (“Hawaiian Electric”), HAWAII ELECTRIC LIGHT COMPANY, INC. (“Hawaii Electric Light”), and MAUI ELECTRIC COMPANY, LIMITED (“Maui Electric”), all Hawaii corporations, (individually a “Company” and collectively, the “Companies”) and Chevron U.S.A. Inc., through its division Chevron Products Company, (“Seller”), with a place of business and mailing address at 91-480 Malakole Street, Kapolei, HI 96707. The Companies and Seller are each a “Party” and collectively the “Parties” to this Contract. This Contract shall become effective as provided in Section 2.3 below.

WHEREAS, the Companies are in the business of generation, transmission and distribution of electrical power on the islands of Oahu, Hawaii, Maui, Molokai, and Lanai, State of Hawaii; and

WHEREAS, Seller is a supplier of IFO, Diesel, and/or ULSD (collectively “Fuel”) with delivery and transportation capabilities and desires to supply and deliver to the Companies Fuel that meets the Companies’ utility generation requirements; and

WHEREAS, Seller represents that it is equipped and has the ability to supply Fuel of such suitable type and quality and in a quantity sufficient to meet the Companies’ requirements; and

WHEREAS, Seller is willing to sell and deliver such suitable Fuel to the Companies and the Companies are willing to purchase and receive such Fuel from Seller under the terms and conditions set forth hereinafter.

NOW, THEREFORE, it is mutually agreed by the Parties hereto as follows:

ARTICLE I
DEFINITIONS

Except where otherwise indicated, the following definitions shall apply throughout this Contract.

1.1.
“Affiliate”, except where otherwise expressly provided, means an entity controlling, controlled by or under common control with Seller or Hawaiian Electric, Hawaii Electric Light and Maui Electric, as the case may be. For the purpose of this definition “control” (including with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of a majority of voting securities, by contract or otherwise, and it being understood and agreed that with respect to a corporation, limited liability company, or partnership, control shall mean direct or indirect ownership of equal to or more than 50% of the voting stock or limited liability company interest or general partnership interest or voting interest in any such corporation, limited liability company or partnership.

1.2.	“API” means American Petroleum Institute, a long-established petroleum industry organization.

1.3.	“API Gravity” refers to the API’s standard measurement of gravity for petroleum products using ASTM test method.

1.4.	“ASTM” means the American Society for Testing and Materials, a long-established source of standard testing and evaluation methods for petroleum.

1.5.	“barrel” means 42 American bulk gallons at 60 degrees Fahrenheit (“DF”).

1.6.	“BTU” and “BTU content” means British Thermal Unit and refers to the standard assessment of fuel’s gross heating value or gross heat content.

1.7.
“business day” shall mean Monday through Friday, except for a day as to which physical locations of commercial banks in Honolulu, Hawaii are closed for business to the public due to a scheduled holiday.

1.8.
“Certificate of Quality” or “Quality Certificate” means the formal document recording the Seller’s laboratory determination of quality and BTU content of a particular sample which represents a specific Delivery, said laboratory determinations having been performed in accordance with the test methods specified herein.

1.9.	“Commission” means the State of Hawaii Public Utilities Commission

1.10.	“Commission Approval Order” is defined in Section 2.2 below.

1.11.	“Consumer Advocate” means the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii.

1.12.	“Contract” means this Inter-island Petroleum Fuel Supply Contract between Seller and the Companies.

1.13.	“day” or “days” means a calendar day of 24 hours.

1.14.	“Deliver”, “Delivery”, “Deliveries” or “Delivered” refers to the transfer of title or physical movement of Fuel by Seller and purchased by the Companies.

1.15.	“DF” means degrees Fahrenheit.

1.16.	“Diesel” means No. 2 Diesel produced in conformity with the provisions of the quality in the Specification which are set forth herein.

1.17.	“DOT” means the Department of Transportation of the State of Hawaii and/or of the United States, as the case may be.

1.18.	“Effective Date” is defined in Section 2.3 below.

1.19.	“ETA” means estimated time of arrival.

1.20.	“Extension” means any Contract term in addition to and after the Original Term, each of which is a 12-Month period beginning January 1.

1.21.	“Fuel” means singularly and collectively IFO, Diesel and/or ULSD suitable for use as a fuel for utility power generation of the quality specifications described herein.

1.22.	“gallon” means a United States liquid gallon of 231 cubic inches at 60 DF.

1.23.
“Governmental Authority” means any international, foreign, federal, state, regional, county, or local Person having governmental or quasi-governmental authority or subdivision thereof, including recognized courts of Law, or other body or entity of competent jurisdiction.

1.24.	“G.S.V.” means gross standard volume in U.S. Barrels at 60 DF.

1.25.	“IFO” means Industrial Fuel Oil produced in conformity with the provisions of the quality in the Specifications which are set forth herein.

1.26.	[...]

1.27.
“Independent Inspector” means a qualified third-party petroleum inspection contractor acceptable to both Parties providing petroleum sampling, measurement and other services before, during and after a Delivery.

1.28.
“Law” means any law, decree, directive, judgment, order, decision, interpretation, enforcement, statute, code, ordinance, rule, regulation, treaty, convention, or any action, direction or intervention or other requirement of any Governmental Authority.

1.29.	“month” means a calendar month.

1.30.	“Nominated” and “Nomination” means the amount of Fuel specified by the Companies to be sold and Delivered by Seller and purchased and received by the Companies for a specified Month.

1.31.	“Original Term” is defined in Section 2.1 below.

1.32.	“Party” and “Parties” are defined in the first paragraph above

1.33.
“Receiving Facility” means any of the Companies’ generating facilities, storage facilities and/or other facilities used to receive, transport, store, or otherwise handle Fuel located on the islands of Oahu, Hawaii, Maui, or Molokai as designated by the Companies.

1.34.	“Refinery” means Seller’s oil refining, and related facilities located in the Barbers Point area of Oahu, in the Campbell Estate Industrial Park, Kapolei, Hawaii.

1.35.	“Specification” means the fuel quality specifications applicable to Fuel as set forth herein and described in Exhibit A.

1.36.	“Tank Final Sample” is defined in Section 6.5 below.

1.37.	“Term” means the Original Term and any Extension(s).

1.38.
“Terminalling Agreement” means that certain Fuels Terminalling Agreement, dated February 18, 2016, by and between Chevron U.S.A. Inc. (through its division Chevron Products Company) and Hawaii Electric Light Company, Inc.

1.39.	“ULSD” means Ultra-Low Sulfur Diesel produced in conformity with the provisions of the quality in the Specification which are set forth herein.

1.40.	“USD” means currency denominated in U.S. dollars.

1.41.	“Year” means a calendar year.

ARTICLE II
TERM

Section 2.1:    Term. The initial term of this Contract (the “Original Term”) shall be from the Effective Date through and including December 31, 2019, and shall continue in succession thereafter for one or more Extensions, each a period of twelve (12)-months, beginning each successive January 1, unless the Companies or Seller give written notice of termination at least one hundred twenty (120) days before the beginning of any Extension.

Section 2.2:    Regulatory Approval.

(a)    The Companies will file an application with the Commission requesting approval of this Contract following its execution. This Contract is contingent upon the issuance of a decision and order by the Commission that (i) approves this Contract and its pricing and terms and conditions, (ii) is in a form deemed to be reasonable by the Companies, in their sole discretion; and (iii) allows the Companies to include the reasonable costs incurred by the Companies pursuant to this Contract in their revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of the Companies’ rates and/or for cost recovery above those fuel costs included in base rate through the Companies’ respective Energy Cost Adjustment Clause, hereinafter, the “Commission Approval Order”.

(b)    Without limiting the foregoing, Seller understands that the Commission Approval Order may not be in a form deemed to be reasonable to the Companies if it (i) contains terms and conditions deemed to be unacceptable to the Companies, in their sole discretion, or (ii) it denies or defers ruling on any part of the application, or (iii) is not final (or deemed to be final by the Companies, in their sole discretion), because the Commission Approval Order has been appealed or the Companies are not satisfied that no party to the proceeding in which the Commission Approval Order is issued, or other aggrieved person with the right to appeal, intends to seek a change in such Commission Approval Order through motion or appeal.

(c)    If the Companies have not received a final or interim Commission Approval Order and provided Seller written notice of the same by October 1, 2016 or if the Companies’ request for Commission approval of this Contract is denied in whole or in part, then either Seller or the Companies may terminate this Contract by providing written notice of such termination delivered to the other prior to the Effective Date, as it is defined in Section 2.3. In such event of termination, each Party shall bear its own respective fees, costs and expenses incurred prior to termination, if any, in preparation for performance hereunder, and the Parties shall have no further obligation to each other with respect to this Contract except for indemnity and any confidentiality obligations assumed by the Parties hereunder.

Section 2.3:    Effective Date. This Contract shall become effective on the date (the “Effective Date”) of receipt by the Companies of the Commission’s final or interim Commission Approval Order, and the Companies will provide Seller with written notice of the same within five (5) business days from receipt by the Companies. Alternatively, the Parties may agree in writing that some other date shall be deemed the Effective Date. Neither Party shall have any binding obligations under this Contract until the Effective Date, except that the Parties agree that upon full execution of this Contract they will be bound by Sections 2.2 (Regulatory Approval), Section 11.1 (Force Majeure), Section 12.1 (Compliance with Laws and Regulations), Section 14.1 (Indemnity) and all provisions in Article XVII.

ARTICLE III
QUANTITY

Section 3.1:    Quantity of Fuel To Be Delivered. Subject to the terms and conditions herein, Seller shall sell and Deliver to the Companies, and the Companies shall purchase and receive from Seller Fuel as ordered by the Companies. Delivery shall commence hereunder as of January 1, 2017.

Section 3.2:    Purchase Volumes. During each Year that this Contract is in effect, Seller shall sell and Deliver to the Companies, and the Companies shall purchase and receive from Seller:

(a)[…]

(b)[…]

Annual Aggregate in Physical Barrels

Fuel                    Minimum            Maximum
[…]
[…]

The volumes set forth herein shall apply for the Term of this Contract, and the annual volumes of Fuel to be sold and Delivered by Seller and to be Nominated, purchased and received by the Companies during the Term of this Contract shall remain as stated herein unless otherwise mutually agreed to in writing. Subject to availability and mutual agreement of the Parties, Seller will sell and Deliver and the Companies shall purchase and receive such additional volumes in excess of the maximum volumes set forth above for IFO and ULSD.

ARTICLE IV
QUALITY

Section 4.1:    Quality Of Fuel To Be Supplied/Delivered. The quality of Fuel to be sold and Delivered hereunder shall comply with the Specifications attached hereto as Exhibit A and made a part hereof, and meet all Applicable Laws. If the quality does not comply with the Specifications, Seller will bear all costs associated with its failure to comply, which for greater certainty is subject to Section 15.2. Costs will be determined at the reasonable discretion of the Companies.

Section 4.2:    […]

ARTICLE V
PRICE

Section 5.1:    Pricing. Pricing of Fuel under this Contract shall be as set forth on the attached Exhibit B.

Section 5.2: Rounding. All prices, price formula component value averages and other sums payable with respect to Fuel purchased hereunder shall be stated in the nearest hundredths of a dollar unless specifically provided otherwise as in Exhibit B and Exhibit C.

Section 5.3:    Fees, Taxes, Assessments, Levies and Imposts. In addition to all other amounts payable by the Companies under this Contract, the Companies shall reimburse Seller for all taxes, assessments, levies, and imposts of whatsoever kind or nature imposed on Seller by any governmental or quasi-governmental body, as adjusted, modified or revised from time to time, including without limitation the Hawaii General Excise Tax, the Hawaii Use Tax, the Hawaii Environmental Response, Energy, Food Security Tax, and Hawaii Liquid Fuel Tax, Federal Oil Spill Recovery Fee, and U.S. Customs duties pertaining to importation and sale of Fuel, its feedstocks or its components, with respect to the execution or performance of this Contract or the receipt by Seller of payments hereunder. Notwithstanding the foregoing and any illustrative price calculation, such as contained in Exhibit B, the Companies shall not be required to reimburse Seller for any tax measured by or based on the net income of Seller or for real property taxes or to duplicate any item of expense of Seller which is recovered by Seller under the Fuel prices provided for in Section 5.1. The Companies shall not be required to reimburse Seller under this Article V for any item expressly mentioned in a publication by a reputable quotation service. At the execution of this Contract, the taxes, assessments, levies or imposts which are currently in effect include the Hawaii General Excise Tax (4.712% for Oahu, 4.166% for Maui and Hawaii), the Environmental Response, Energy, and Food Security Tax and pertaining to Fuel, the Hawaii Liquid Fuel Tax. Also at the execution of this Contract, the Environmental Response, Energy, and Food Security Tax and Hawaii Liquid Fuel Tax are not subject to Hawaii General Excise Tax.

ARTICLE VI
DELIVERY

Section 6.1:    Forecast. […] Such schedule shall show the expected place, date and time of the commencement of the vessel’s loading subject to the limitations in Exhibit B, and the volume for each Fuel to be loaded on each voyage. Each of the Companies should update Seller of any changes as they might occur. […]

Section 6.2:    Delivery of Fuel. The Companies shall provide a three (3) month Fuel forecast to Seller and shall coordinate Deliveries of Fuel with Seller:

(a)Deliveries in Bulk to Company’s Barge from Seller’s Pipeline or Terminal: Seller agrees to Deliver and the Companies agree to receive Fuel in bulk into the Companies’ Nominated Barge at Kalaeloa Barbers Point Harbor and/or Honolulu Marine Terminal (“HMT”) as mutually agreed by both Parties. Bulk ULSD shall be delivered into Companies Nominated Barge from Seller at HMT.

Deliveries of Fuel shall be made at a minimum rate of 3,000 barrels per hour, provided the barge is capable of receiving same. Seller agrees to make a reasonable good faith effort to coordinate its loading of the Companies’ Fuel in concert with the Companies’ concurrent loading of any other petroleum products, provided however that the Companies’ Nominated Barge is capable of receiving same and in operating its current IFO Delivery systems to Deliver IFO into said Nominated Barge at a […]

1.
Liftings from truck rack: Seller agrees to Deliver and the Companies agree to receive ULSD into the Companies’ Nominated tanker trucks from Seller’s nominated terminal truck rack as listed in Exhibit B at a minimum Delivery rate of 190 barrels per hour.

2.
Deliveries by Seller to Company Sites: Seller agrees to Deliver and the Companies agree to receive Diesel Delivered by pipeline, or Diesel and/or ULSD Delivered by Seller’s barge to Companies designated storage as listed in Exhibit B, provided however that the size and capability of Seller’s delivery equipment is satisfactory to the Companies. […]

Section 6.3:     Determination of Quantity.

(a)Quantity determination of Fuel Delivered by Seller in bulk on Oahu shall be made by the Independent Inspector gauging […] before and after Delivery.

(b)Quantity determination of Fuel Delivered by Seller in bulk to the Companies’ Nominated Marine Terminal at Kaunakakai, Molokai, shall be determined at the time of each Delivery by the Independent Inspector gauging the receiving tanks at said marine terminal before and after Delivery. Such accounting shall include all pipeline flush activity for Companies account.

(c)    Quantity determination of Fuel Delivered by Seller at Seller’s Nominated terminal to the Companies’ Nominated truck(s) or in Seller’s Nominated truck(s) to the Companies Site Locations shall be determined at the time of each Delivery by Seller’s calibrated load rack meters, converted in each instance to volume at 60 DF by the automated rack control system. Meters shall be calibrated on an annual basis or as required and agreed by Seller and the Companies. The Companies shall have the right at its expense, and in accordance with procedures at Seller’s Nominated terminal to independently certify said calibration. The Companies and Seller shall have the right to have one representative present to witness such meter calibration.

Section 6.4:    Failure to Supply.

(a)Except in the event of Force Majeure or an agreement by the Parties to the contrary, if Seller’s anticipated Deliveries cannot be made or does not meet the quantity ordered, Seller shall give prompt written notice to the Companies.

(b)In the event that the Seller fails to supply the Companies’ anticipated Deliveries and the Companies elect to purchase Fuel elsewhere, both the Companies and Seller shall attempt to minimize the impact of the failed Delivery such that it does not impose an unreasonable risk to the Companies. […]

Section 6.5:    Disputes Regarding Quantity or Quality.

(a)    Quantity Disputes.

(1)Quantities of Fuel sold and Delivered shall be determined at the time of each Delivery by gauging the Seller’s tanks before and after pumping under the supervision of the Independent Inspector.

(2)    Quantity determination of Fuel Delivered will be made in accordance with applicable API, ASTM and IP guidelines and shall be expressed in G.S.V., U.S. barrels @ 60 DF and U.S. gallons @ 60 DF.

(3)    For Delivery of Fuel in bulk, the Independent Inspector shall (i) prepare and sign a Certificate of Quantity stating the quantity of Fuel determined according to the provisions of this Section 6.5 to have been Delivered to the Companies, (ii) furnish the Companies and Seller each with a copy of such Certificate, and (iii) advise by facsimile or electronic mail the quantity of Fuel Delivered. The data in the Independent Inspector’s Certificate of Quantity prepared as provided herein shall, absent fraud or errors and omissions, be binding and conclusive upon both Parties, and shall be used for verification of the invoice and Bill of Lading for barge deliveries.

(4)    If the Companies or Seller has reason to believe that the quantity of Fuel for a particular Delivery is incorrect, the Party shall within five (5) days of the date of Delivery, present the other Party with documentation supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quantity, if justified, for the Delivery in question as specified in Section 6.3.

(b)    Quality Disputes.

(1)    The quality of Fuel Delivered by Seller to the Companies’ Nominated truck(s) shall be determined on the basis of a volumetric weighted average composite of samples drawn by an Independent Inspector or Seller representative from Seller’s Nominated terminal issuing tank(s) after the completion of each bulk receipt into such terminal tanks in such a manner as to be representative of the volume of the tank inventory from that time until the time of the next bulk receipt. Such samples of Fuel shall be divided into a minimum of two (2) parts one of which shall be sealed and dated and retained by Seller, or an Independent Inspector at the option of Seller, for a period of not less than three (3) months.

(2)The quality of Fuel Delivered by Seller to the Companies’ Nominated Barge or by Seller to the Harbor terminal piping or by Seller from its Nominated Barge to the Companies’ Nominated terminal shall be determined on the basis of a volumetric weighted average composite of samples drawn by an Independent Inspector or Seller representative from Seller’s Nominated terminal or Refinery issuing tank(s) in such a manner as to be representative of the volume of the tank inventory. Such tank samples of Fuel shall be divided into a minimum of two (2) parts one of which shall be sealed and dated and retained by Seller, or an Independent Inspector at the option of Seller, for a period of not less than three (3) months.

The quality of the “vessel composite sample” for Diesel and IFO Delivered by Seller to Companies’ Nominated Barge at Kalaeloa Barber’s Point Harbor shall also conform to the Specifications in Exhibit A for “Confirmation Test Items”.  A “vessel composite sample” shall be drawn by an Independent Inspector separately for all Diesel and IFO Delivered by Seller to the Companies’ at this location in such a manner as to be representative of the volume delivered.  If the Companies’ laboratory results of the vessel composite sample result in any items out of Specification, then the Seller will test their vessel composite sample for the full Specification and remedy any Specification deviation following Section 6.5(b)(4).   Such “vessel composite sample” shall be divided into three (3) parts one which will be sealed and dated and retained by the Independent Inspector for a period of not less than (3) months for any quality discrepancies, one part for Companies’ designated laboratory for testing and one part for Chevron laboratory for confirmation testing.

(3)    If Seller or the Companies have reason to believe that the quality of Fuel stated for a specific Delivery fails to conform to the Specifications in Exhibit A, of this Contract, that Party shall within five (5) days after the later of the date of the completed Certificate of Quality or the date of the final determination of quality, present the other Party with documents supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality, if justified, for the Delivery in question. In the event of an unresolved difference between Seller and the Companies, the sealed part of the representative sample in the possession of the Independent Inspector shall be provided to an independent laboratory for an official determination, which shall be final. Seller and the Companies shall share equally the cost for such independent laboratory determination.

(4)    If the quality of the Fuel received by the Companies fails to conform to the quality Specifications in Exhibit A, of this Contract, the Companies and Seller shall attempt to minimize the impact of any quality problem. […] Seller may attempt to remedy the quality problem by Delivering higher quality Fuel in a timely manner to produce a Specification quality blend in the Companies’ storage tank(s) at the Companies’ Receiving Facility. If all such and similar efforts fail to resolve the quality problem, then the Companies may return non-Specification Fuel to Seller, in which case Seller shall replace the non-Specification Fuel by Delivering an equal volume of the Companies’ verified on-Specification Fuel to the Companies in a timely manner. Notwithstanding the preceding, the Companies shall always have the right to refuse Delivery of any Fuel with prior written notice to Seller or its permitted agents if the Companies in good faith shall have reason to believe that the Fuel does not meet the Specification. […]

(5)    All reasonable costs and expenses, including testing, transportation, re-refining, and handling costs incurred in returning, replacing or otherwise correcting off-specification Fuel shall be the responsibility of the Seller.

Section 6.6: Records/Right to Audit. Seller shall retain any and all documents and records regarding the Delivery, quantity and quality of Fuel sold and purchased under the terms of this Contract for the twelve (12) months after the date of the invoice for such Fuel, or until any dispute regarding such Delivery, quantity and quality is resolved. Seller shall promptly make such records available for review to the Companies at its request.

Section 6.7: Inspection. The Companies may be represented and participate in all sampling, quality, inspection, measurements and tests of Fuel which may be conducted pursuant to this Contract and to inspect any equipment owned or controlled by Seller and used in determining the quantity, quality or heat content of Fuel, provided that any such participation by the Companies shall not materially interfere with or otherwise disrupt such inspection, measurement and tests conducted by Seller. The Companies may, upon reasonable notice to Seller and during normal business hours and at the Companies’ expense, inspect and audit any sample analysis of Fuel, including records and data used in the preparation of such analysis.

Section 6.8: Independent Inspector. Seller and the Companies shall mutually agree on the Independent Inspector. Seller shall be responsible to draw all samples, including determination samples, and at Companies’ request, said samples shall be drawn under the supervision of the Independent Inspector, All measurements with respect to each designated Delivery and any other provision of this Contract shall be conducted by an Independent Inspector, who shall attend designated Fuel Deliveries. Reasonable charges for services rendered by the Independent Inspector shall be borne equally by the Companies and Seller.

Section 6.9:     Vessels. Seller and Companies shall be solely responsible for its owned, hired, or chartered vessels or barges used in connection with marine Deliveries and receipts hereunder, including the operation of such vessels or barges. Seller and Companies shall ensure that such vessels and barges are at all times in compliance with all Law, including the rules and regulations of the U.S. Coast Guard and the relevant port authority, as well as pier operator’s standards for vessel acceptance quality, pollution mitigation, required pollution liability, Protection and Indemnity Insurance (“P&I”) and other insurance coverages, pier operators Operations Manual and accept liability for dues and other charges on said vessel and barge. Seller and Companies shall be solely responsible for any demurrage costs or similar costs associated with marine Deliveries, unless such costs directly result from the other Party’s sole negligence or willful misconduct.

ARTICLE VII
SELLER’S REPRESENTATIONS AND WARRANTIES

Section 7.1:    Seller’s Representations and Warranties. The Companies are willing to purchase Fuel on the condition that Seller agrees, represents and warrants as follows:

(a)    Ability to Supply. During the Term of this Contract, Seller shall maintain in full force and affect the capability to supply Fuel sufficient to meet Seller’s obligation under this Contract. Upon the Companies’ reasonable request, Seller shall provide the Companies assurances of Seller’s ability to perform under this Contract.

1.Quality. All Fuel Delivered hereunder shall comply with the terms of this Contract.

2.Ability to Deliver.

(i)	For Truck Rack Deliveries, Seller shall own, lease or have the right to use facilities sufficient to meet Seller’s Delivery obligations under this Contract.

(ii)
For Barge Deliveries, Seller and Companies shall own, lease, or have the right to use vessels/barges to meet each Party’s Delivery or receipt obligations under this Contract. Each nominated vessel employed to Deliver or receive Fuel shall comply with all regulations, pier and terminal operator’s standards for vessel acceptance quality, pollution mitigation, required pollution liability, Protection and Indemnity Insurance (“P&I”) and other insurance coverages, pier operators Operations Manual and accept liability for dues and other charges on said vessel.

(iii)	[…]

ARTICLE VIII
INVOICING AND PAYMENT

Section 8.1:    Invoicing.

(a)    Invoices, which will show the price per physical barrel of Fuel, will be prepared and dated following Delivery and shall be tendered from time to time each month. Original invoices shall include full documentation, as approved by both Parties including Certificate of Quality, report of the Independent Inspector, and price calculation; such documentation may, however, be provided by Seller to the Companies separately.

(b)    Invoices will be prepared and dated following Delivery of Fuel to the Companies and shall be sent by mail to each respective Company at the following address:

Hawaiian Electric:    Hawaiian Electric Co., Ltd.
P. O. Box 2750
Honolulu, Hawaii 96840-0001
Attn: Director of Fuel Operations, mailstop: CIP3- IF
Facsimile: […]

Hawaii Electric Light:    Hawaii Electric Light Co., Inc.
P. O. Box 1027

Hilo, Hawaii 96721-1027
Attn: Production Department
Facsimile: […]

Maui Electric:        Maui Electric Company, Ltd.
P. O. Box 398
Kahului, Hawaii 96732
Attn: Production Department
Facsimile: […]

(c)    Invoices, invoice documentation, laboratory analyses and other documents having to do with the quality, quantity and Delivery of Fuel or otherwise with the Fuel sold and purchased hereunder may be sent by first class mail, postage prepaid, by electronic transmission (facsimile or electronic mail) or by personal Delivery. The Parties may substitute other addresses upon the giving of proper notice. Correspondence and documents of a similar nature may be sent to Seller to the following address or as otherwise instructed:

Chevron Products Company
Attn: Finance Manager
91-480 Malakole Street
Kapolei, HI 96707

Section 8.2:    Payment.

(a)    Payment of Seller’s invoices shall […]. Details about the Seller’s banking information will be mailed directly to Hawaiian Electric’s Treasury Division before the first invoice is postmarked.

[…] If the due date falls on a Friday, holiday or a Saturday, the payment shall be due on the preceding business day. If such date falls on a Sunday or a holiday falling other than on a Friday, payment shall be due the following business day.

(b)If an invoice incorporating an item which is disputed has been sent to Hawaiian Electric, then Hawaiian Electric shall make payment in accordance with Section 8.3 for such invoice items or that portion of the invoiced Delivery which is not disputed by Hawaiian Electric and in which case Hawaiian Electric shall make such adjustment to taxes and other value-dependent items as are reasonable under the circumstances.

(c)The […] invoice or invoice incorporating items in dispute shall be adjusted in accordance with the terms of Article V by subsequent invoicing or by issuing a credit or debit with respect to the original invoice […] of receipt of the independent laboratory determination pursuant to Article VI or other resolution of the issue in dispute. Hawaiian Electric shall make payment for such subsequent invoices or debits in accordance with Section 8.2. Hawaiian Electric shall have the option to apply such credit against payments to be made subsequent to the receipt of the credit, or if such payments are not expected to be made […] Hawaiian Electric shall be able to receive said credit in immediately available funds […] of Seller’s receipt of Hawaiian Electric’s written instructions.

Section 8.3: Method of Payment. […] to such Seller bank account as designated by Seller in writing.

Section 8.4:    […]

Section 8.5: […]

ARTICLE IX
TITLE, CUSTODY AND RISK OF LOSS

Section 9.1:    Title, Custody and Risk of Loss.

(a)    Deliveries to the Companies’ nominated site locations - For Fuel Delivered to the Companies’ Site Locations, title to the Fuel and the risk of loss of Fuel Delivered shall pass from Seller to the Companies at the Companies’ Site Locations, at the flange of the receiving hose of the Companies’ receiving storage tanks from Seller’s Nominated truck. If Delivery is made to a Company Site Location where Seller’s hose is employed in the Delivery, then title to the Fuel and the risk of loss of Fuel Delivered shall pass from Seller to the Companies at the connection flange of the receiving facility’s piping, and all Diesel and/or ULSD shall be dyed by Seller in accordance with State and Federal requirements for tax-exempt, off-road diesel fuel. If Delivery is made to a Company Site Location by pipeline, then title to the Fuel and risk of loss of Fuel Delivered shall pass from Seller to the Companies at the connection flange of the Seller’s facility to the Companies’ pipeline.

(b)    Deliveries at Seller’s Nominated Terminals Truck Rack - For Fuel lifted from Seller’s Nominated terminal truck rack into the Companies’ Nominated truck(s), title to the Fuel and the risk of loss of Fuel so Delivered shall pass from Seller to the Companies at the flange connecting the load rack arm/hose at Seller’s Nominated terminal’s truck loading facility to the receiving equipment of the Companies’ Nominated truck(s), and Diesel and/or ULSD shall be dyed by Seller in accordance with State and Federal requirements for tax-exempt, off-road diesel fuel.

(c)    Deliveries to the Companies’ Nominated Barge or to the Harbor Terminal piping (e.g., for delivery to Molokai) - For Fuel delivered in bulk to the Companies’ Nominated Barge at either (i) Seller’s loading pier, (ii) a third-party pier, or (iii) Harbor Terminal piping, title, custody and risk of loss of Fuel so Delivered shall pass from Seller to the Companies at (for i and ii) the flange of the receiving hoses of the Companies’ Nominated Barge at Seller’s loading pier or third-party pier, and (for iii) , title, custody and risk of loss of Fuel so Delivered shall pass from Seller to the Companies at the flange of the pipeline segment interconnection junction between Seller and Harbor Terminal piping. If required by the Companies, the Diesel and/or ULSD shall be dyed by Seller, in accordance with State and Federal requirements for tax-exempt, off-road diesel fuel.

(d)    Deliveries by Seller’s Nominated Barge-For Fuel delivered in bulk to the pier, title, custody and risk of loss of Fuel so Delivered shall pass from Seller to the Companies at the connection flange of the receiving pipeline at Companies’ Nominated Marine Terminal. If required by the Companies, the Diesel and/or ULSD shall be dyed by Seller, in accordance with State and Federal requirements for tax-exempt, off-road diesel fuel.

Section 9.2:    Seller Warranty. Seller represents and warrants to the Companies that, as of the date of Delivery of Fuel under this Contract, it has good and marketable title to the Fuel sold and Delivered pursuant to this Contract, free and clear of any security interests, mortgage, pledge, liens, or other encumbrances, and that it has full right and authority to transfer such title and effect Delivery of such Fuel to the Companies.

ARTICLE X
INSURANCE

Section 10.1:    Insurance Requirements.

(a)Chevron and the Companies and/or anyone acting under either Party’s direction or control or on either Party’s behalf shall at its own expense procure and maintain in full force and effect at all times during the Term of this Contract the following insurance and all other forms of insurance that may be required by any applicable Law:

1.    Marine and War Risk Hull & Machinery coverage (including 4/4ths Collision Liability) subject to an Amount Insured not less than the full value of the vessel.

2.    Full form Protection & Indemnity Insurance, including Excess Collision, pollution/ environmental risk coverage, upon the vessel pursuant to a standard Protection & Indemnity Club entry, with a Club which is a member of the International Group of Protection and Indemnity Clubs, with minimum limits for pollution/environmental risks to be […] per occurrence or the maximum commercially available, whichever is greater. Such insurance shall cover all of the risks covered under a standard Lloyd’s Maritime Insurance policy, including all the denominated “Institute Cargo Clauses” (Free of Particular Average, F.P.A. and clauses referring to wars, strikes, riots and civil disturbances).

3.    Standard Workers Compensation and Employers Liability Insurance endorsed to be applicable to the State of Hawaii as well as the Longshore Act, with statutory limits for workers compensation and limits of […] per occurrence for employers liability.

4.    Commercial General Liability Insurance with a bodily injury and property damage combined single limit per occurrence of at least […].

5.    Automobile Liability Insurance on all owned, non-owned and hired vehicles used in conjunction with the Delivery of Fuel to the Companies with a bodily injury and property damage combined single limit per occurrence of at least […].

6.    Other Coverage. Each Party and anyone acting under its direction or control or on its behalf shall at its own expense procure and maintain in full force and effect at all times during the Term of this Contract on all owned, non-owned and hired vehicles used in conjunction with the Delivery of Fuel to the Companies, any other insurance or surety bonding that may be required under the laws, ordinances and regulations of any governmental authority, including the Federal Motor Carrier Act of 1980 and all rules and regulations of the DOT and/or the USDOT.

(b)[…]

Section 10.2:    Insurance Paid. […] as determined in Section 5.1. No special payments shall be made by the Companies to Seller in respect to such premiums.

Section 10.3:    Waiver of Subrogation. Each Party and anyone acting under its direction or control or on its behalf will cause its insurers (except for Workers Compensation insurance) to waive all rights of subrogation which the Party or its insurers may have against the other Party,.

Section 10.4:    The Other Party As Additional Insured. Insurance policies (except for Workers Compensation insurance) providing the insurance coverage required in this Contract will name the other Party, its agents or its employees as an additional insured. Coverage must be primary in respect to the additional insured. Any other insurance carried by a Party will be excess only and not contribute with this insurance.

Section 10.5:    Certificates of Insurance. Before performance of this Contract […] each Party shall file with the other Party designated representative certificates of insurance, or other documentary evidence acceptable to the the other Party, certifying that each of the foregoing insurance coverages is in force, and further providing that the Companies will be given thirty (30) days’ written notice of any material change in, cancellation of, or intent not to renew any of the required policies. Each Party shall provide new insurance certificates reflecting the required policies prior to the expiration date of any coverage. Receipt of any certificate showing less coverage than required is not a waiver of a Party’s obligation to fulfill the coverage requirements.

Section 10.6:    Failure to Procure Insurance. In the event either Party fails to procure and/or maintain an insurance as required above, an insurance fails for any reason (including, without limitation, breach of policy condition or warranty) and/or an insurer otherwise refuses or is unable to pay, the Party required to procure that insurance shall be deemed an insurer or self-insurer, shall accept and pay claims which would have otherwise been submitted to the failed insurance and shall indemnify and hold harmless (including legal fees and costs) the other Party of and from any loss, damage, expense, claim, liability and/or suit resulting from such failure.

ARTICLE XI
FORCE MAJEURE

Section 11.1:    […]

[…]

ARTICLE XII
COMPLIANCE WITH LAWS AND REGULATIONS

Section 12.1:    Compliance with Laws and Regulations.

(a)    This Contract is subject to all applicable present and future Laws, statutes, orders, rules, and regulations of Governmental or quasi‑Governmental Authorities having jurisdiction over the Parties. Both Parties shall fully comply with all statutes, ordinances, rules, regulations, and requirements of all city, county, state, federal and other applicable Government Authorities which are now or may hereafter be in force.

(b)    If the Delivery or supply of Fuel pursuant to this Contract conflicts with or is limited or prohibited by any Law or permit then to the extent of such conflict, limitation or prohibition, Seller shall have no obligation to Deliver or supply the Companies with the Fuel under this Contract and the Companies shall have no obligation to purchase or receive the Fuel under this Contract. The Companies, in the Companies’ discretion, may elect to complete and file any and all required Federal or State regulatory forms to permit, facilitate, or enable the supply of Fuel to the Companies under this Contract. Seller shall fully cooperate with the Companies in the completion and filing of the foregoing forms. If the Companies’ purchase, receipt or use of Fuel pursuant to this Contract, or the Companies’ emissions from the Companies’ use of Fuel conflicts with or is limited or prohibited by any Federal, State or local regulations, statutes, rules or permits then to the extent of such conflict, limitation or prohibition, the Companies shall have no obligation to purchase and receive the Fuel under this Contract.

Section 12.2:    Material Safety Compliance. Seller warrants that it is fully informed concerning the nature and existence of risks posed by transporting, storing, using, handling and being exposed to Fuel. Seller shall furnish to the Companies health, safety and environmental information (including without limitation Material Safety Data Sheets, (“HSE Data”) concerning health, safety and environmental aspects of the Fuel purchased by the Companies, including health, safety and environmental warnings, if any, required by applicable Law. Seller shall not be entitled to rely upon such HSE Data as being an inclusive presentation of all potential health, safety and environmental risks associated with the Fuel to be Delivered. Seller shall furnish HSE Data to, and otherwise inform, Seller’s nominated vessel of all such risks, and the Master shall advise and instruct all crew, seamen and employees about the hazards, if any, associated with the Fuel and the safe and proper methods of handling and storing of the Fuel. Compliance by the Seller with recommendations in HSE Data shall not excuse the Seller from its obligations under Article XIV and this Section 12.2.

Section 12.3: Permits and Licenses. Seller shall secure and pay for all required permits and licenses, and shall comply with all federal, state and local statutes, regulations and public ordinances applicable to this Contract, (including the provisions of the Occupational Safety and Health Act of 1970 and all amendments thereto, and the DOT Hazardous Materials Regulations), and shall indemnify, defend and save the Companies harmless from any and all liability, fines, damage, cost and expense, including but not limited to reasonable attorneys' fees and costs, arising from Seller’s failure to do so.

Section 12.4: […]

Section 12.5:    […]

ARTICLE XIII
RELEASES

Section 13.1: Spills/Environmental Pollution. In the event any spill or discharge occurs from any nominated vessel, truck or pipeline, utilized by Seller in the performance of this Contract, or if any spill, discharge, or pollution damage is caused by or is threatened in connection with the loading, transportation or Delivery of Fuel by Seller, then all regulatory notifications and filings, as well as all efforts and costs of containment and clean up shall be the sole responsibility of Seller, except to the extent that such spill, discharge, or pollution damage is directly attributable to the sole negligence, gross negligence, comparative negligence, or willful misconduct of the Companies in which case the Companies shall then participate in the efforts and costs of containment and cleanup.

Section 13.2:     Pollution Mitigation.

(a)    When an escape or discharge of oil or any polluting substance occurs in connection with or is caused by Seller’s or its agent's vessel or occurs from or is caused by discharging operations, Seller or its agents shall promptly take whatever measures are necessary or reasonable to prevent or mitigate environmental damage, without regard to whether or not said escape or discharge was caused by the negligence or willful misconduct of Seller’s equipment or Seller or the Companies or others. Failing such action by Seller or its agents, the Companies, on Seller’s behalf, may promptly take whatever measures are reasonably necessary to prevent or mitigate pollution damage and notify Seller as soon as practicable thereafter of such actions. Each Party in good faith shall keep the other advised of the nature and results of the measures taken, and if time permits, the nature of the measures intended to be taken.

(b)    The cost of all such measures taken shall be borne by Seller except to the extent such escape or discharge was caused or contributed to by the negligence or willful misconduct of the Companies, and prompt reimbursement shall be made as appropriate; provided, however, that should Seller or its agents give notice to the Companies to discontinue said measures (and to the extent government authorities allow the Companies to discontinue said measures) the continuance of the Companies’ actions will no longer be deemed to have been taken pursuant to the provisions of this clause. Each Party in good faith shall provide written notice to the other of such actions and measures taken.

(c)    Notwithstanding any other provision in this Contract, the foregoing provisions shall be applicable only between Seller and the Companies and shall not affect, as between Seller and the Companies, any liability that either Seller or the Companies shall have to any third parties, including the State of Hawaii and the U.S. Government, if either Party shall have such liability.

Section 13.3:    Release Liability. Should the Companies incur any liability under Chapter 128D of the Hawaii Revised Statutes as a result of a spill from Seller’s nominated vessel during discharge, Seller shall indemnify and hold the Companies harmless to the extent not caused by the Companies’ negligence or willful misconduct.

Section 13.4: Operational Contacts. Promptly following the Effective Date (and thereafter as staffing changes warrant updates), the Parties will exchange lists of personnel (and their contact information) who shall be immediately contacted in the event of any accident, spill, or reportable incident incurred under the performance of this Contract.

ARTICLE XIV
INDEMNITY

Section 14.1:    Indemnity.

(a)Indemnification. Except as provided herein, each Party to this Contract shall with respect to the other Party’s “Indemnitees” (consisting of the other Party, its Affiliates and each of their respective directors, officers, employees, agents, representatives, and the successors and assigns of any of the foregoing), defend, indemnify, release, reimburse and hold harmless the Indemnitees for, from and against any claims, demands, expenses (including penalties, interest and reasonable attorneys’ fees), and causes of action asserted against them by any third Person (including without limitation employees of either Party or any Governmental Authority) for personal injury or death, or the loss or damage to property, to the extent arising out of or resulting from the indemnifying Party’s operations or performance hereunder (including any failure to perform or default by the indemnifying Party), the willful or negligent acts or omissions of the indemnifying Party, or from the indemnifying Party’s failure to comply with Laws relevant and applicable to the Delivery or receipt of Fuel. Where such personal injury, death or loss of or damage to property is the result of the negligence or misconduct of both the Parties hereto, the Parties expressly agree to indemnify in proportion to each Party’s share of such negligence or misconduct.

(b)Notice of Claims. Each Party agrees to promptly notify the other of any matter as to which rights are asserted under this Article XIV and to provide the other Party with information to the extent reasonably requested and reasonable assistance related to any such matter, including the defense thereof.

(c)Indemnitee’s Right to Control its Defense. At its election, an Indemnitee who is entitled hereunder to a defense of a matter may control that defense (including the selection of qualified counsel) and the Party responsible hereunder for indemnification in the matter shall pay for and reimburse the Indemnitee for reasonable defense expenses, including attorneys' fees, arbitration related fees, expert witness fees and other defense costs.

(d)Survival of Provisions. The provisions of this Article XIV shall survive the termination or expiration of this Contract to the extent they apply to events that occurred during the Term of this Contract.

ARTICLE XV
DEFAULT

Section 15.1:    Default.

(a)    Breach by Seller of any of its representations and warranties in this Contract or failure of either Party to promptly perform any obligation under this Contract shall constitute default. If the Companies or Seller considers the other Party (the “Defaulting Party”) to be in default under this Contract, such Party (the “Non-Defaulting Party”) shall give the Defaulting Party prompt notice thereof, describing the particulars of such default. The Defaulting Party shall thereafter have […] from the receipt of said notice in which to remedy such default. […]

[…]

(b)    […]

(c)    The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Defaulting Party. The Defaulting Party shall indemnify and hold harmless the Non-Defaulting Party for any damages, losses and expenses incurred by the Non-Defaulting Party as a result of the Default.

(d)The Parties intend that this Contract and all of the transactions hereunder shall constitute a “forward contract” under the U.S. bankruptcy code.

Section 15.2:    Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS CONTRACT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR, AND EACH PARTY SHALL RELEASE THE OTHER PARTY FROM AND AGAINST, ANY PUNITIVE DAMAGES, EXEMPLARY DAMAGES, LOST USE, LOSS OF PROFITS OR REVENUE, LOSS OF OPPORTUNITY, LOSS OF PRODUCTION, OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR CONTINGENT DAMAGES OF ANY KIND WHETHER BASED IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR OTHERWISE WHICH MAY BE SUFFERED BY SUCH PARTY IN CONNECTION WITH THIS CONTRACT; THIRD PARTY DAMAGES SUBJECT TO INDEMNIFICATION UNDER THIS CONTRACT ARE NOT LIMITED BY THIS SECTION.

ARTICLE XVI
NOTICE

Section 16.1    Notices. Except as otherwise expressly provided in this Contract, all notices shall be given in writing, by facsimile or first class mail, postage prepaid, to the following addresses, or such other address as the Parties may designate by notice:

Chevron Products Company
Attn: VCO Coordinator
91-480 Malakole Street

Kapolei, HI 96707-1807
Facsimile: […]

With a copy to:

Chevron Products Company
Attn: Downstream & Chemicals Law Department
6001 Bollinger Canyon Road
San Ramon, CA 94583
Facsimile: […]

Hawaiian Electric Company, Inc.
P.O. Box 2750
Honolulu, Hawaii 96840-0001
Attention: Director of Fuel Operations - mailstop CIP3-IF
Facsimile: […]

Hawaii Electric Light Co., Inc.
P. O. Box 1027
Hilo, Hawaii 96721-1027
Attn: Production Department
Facsimile: […]

Maui Electric Company, Limited
P. O. Box 398
Kahului, Hawaii 96732
Attn: Production Department
Facsimile: […]

Notice shall be deemed to have been delivered upon the earlier to occur of actual receipt or two (2) days after sending.

Section 16.2:    Routine Communications. The Parties may from time to time by notice hereunder designate persons or parties to whom routine communications may be directed, including via email, with a view to facilitating mutual and expeditious performance by the Parties hereunder.

ARTICLE XVII
GENERAL PROVISIONS

Section 17.1    Waiver and Severability. If any section or provision of this Contract or any exhibit or rider hereto is held by any court or other competent authority or be illegal, unenforceable or invalid, the remaining terms, provisions, rights and obligations of this Contract shall not be affected. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. In no event shall any waiver by either Party of any default under this Contract operate as a waiver of any further default.

Section 17.2:    […]

Section 17.3:    Conflicts of Interest. Conflicts of interest related to this Contract are strictly prohibited. Except as otherwise expressly provided herein, no Party, nor any director, employee, or agent of a Party shall give to or receive from any director, employee or agent of the other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, no Party nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any Affiliate), unless such person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

(a)Option to Terminate. In the event of any violation of Section 17.3, including any violation occurring prior to the Effective Date of this Contract which resulted directly or indirectly in one Party’s consent to enter into this Contract with the other Party, such Party may, at its sole option, terminate this Contract at any time and, except for obligations to pay in full in United States currency for the outstanding payment obligations hereunder, shall be relieved of any further obligation under this Contract.

(b)    Notice of Violation. Both Parties agree to immediately notify the other of any violation of Section 17.3.

(c)    Records. The Parties shall maintain true and correct records in connection with their obligations under this Contract and all related transactions and shall retain all such records for at least twenty-four (24) months after termination of this Contract. An independent auditor appointed and paid for by Chevron may upon reasonable notice after the Effective Date of this Contract until twenty-four (24) months after termination of this Contract make an audit of the records of the Companies for the sole purpose of determining compliance with Section 17.3. The auditor shall be advised to not reveal information from any audit to Seller except if there has been a breach of Section 17.3 and if so, on that topic, and nothing more.

Section 17.4:    Applicable Law/Venue. This Contract shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the Law of the State of Hawaii,

U.S.A. Hawaii shall be the exclusive venue for any litigation arising hereunder. Each Party agrees and consents that any dispute, litigation, action or proceeding arising out of this Contract, however defined, shall be brought exclusively in the State of Hawaii in a court of competent jurisdiction.

Section 17.5:    Entire Agreement/Modification. This Contract shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Contract shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties hereto.

Section 17.6:    Contract Is Not an Asset. This Contract shall not be deemed to be an asset of either Party, and, at the option of a Party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other Party.

Section 17.7:    Status of the Parties.

(a)    Nothing in this Contract shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other. In performing services pursuant to this Contract, Seller is acting solely as an independent contractor maintaining complete control over its employees and operations. Unless otherwise provided in this Contract, neither the Companies nor Seller is authorized to take any action in any way whatsoever for or on behalf of the other, except as may be necessary to prevent injury to persons or property, or, in accordance with Section  13.2, to contain, reduce or clean up any spills that may occur.

(b)    Chevron U.S.A Inc. concludes some of its business (including the transactions contemplated hereunder) in the name of its division, Chevron Products Company. So long as Seller is a division or an Affiliate of Chevron U.S.A. Inc., Chevron U.S.A. Inc. shall be fully responsible and liable for the performance of all of Seller’s obligations hereunder.

(c)    Any of the Companies (either individually, in combination or collectively) may enforce the terms of this Contract against Seller subject to and in accordance with the provisions of this Contract.

Section 17.8:    Headings. The headings or captions are for convenient reference only and have no force or effect or legal meaning in the construction or enforcement of this Contract.

Section 17.9:    Confidentiality and Non-Disclosure.

(a)    Each Party may have a proprietary interest or other need for confidentiality in information that may be furnished to the other pursuant to this Contract, including the pricing, volume, duration or other commercial terms under this Contract (collectively, “Confidential Information”). The Party disclosing such information shall be referred to in this section as the “Disclosing Party,” and the Party receiving such information shall be referred to as the “Receiving Party.”

(b)    The Receiving Party will hold in confidence and, without the consent of the Disclosing Party, will not use, reproduce, distribute, transmit, or disclose, directly or indirectly, the Confidential Information of the Disclosing Party except as permitted herein. A Party may disclose Confidential Information if, but only to the extent, the disclosure: (A) is required by Law; (B) is required to enable a Party to enforce its rights or remedies under this Contract; (C) is made to a Party’s officers, directors, employees, professional advisors, independent contractors and consultants, who are subject to a duty of confidentiality; (D) is to a third party who is required to maintain the confidentiality of the information under a written confidentiality agreement and the disclosure is made in connection with a potential (i) sale of the stock or partnership interests in a Party, as applicable, or (ii) sale or other disposition of all or substantially all of the assets or facilities which would primarily benefit from or support performance of the Contract; or (E) is to a third party who is required to maintain the confidentiality of the information under Law or a written confidentiality agreement and the disclosure is made to prospective lenders or actual lenders. In the event Confidential Information is required to be disclosed by the Receiving Party pursuant to Law, provided that the Receiving Party shall disclose only that part of the Confidential Information that it is required to disclose and shall notify the Disclosing Party prior to such disclosure in a timely fashion in order to permit the Disclosing Party to lawfully attempt to prevent or restrict such disclosure should it so elect, and shall take all other reasonable and lawful measures to ensure the continued confidential treatment of the same by the Party to which the Confidential Information is disclosed. Without limiting the foregoing, the Receiving Party agrees that it will exercise at least the same standard of care in protecting the confidentiality of the Disclosing Party’s Confidential Information as it does with its own Confidential Information of a similar nature, but in any event, no less than reasonable care.

(c)    Confidential Information for purposes of this Contract shall not include information if and only to the extent that the Receiving Party establishes that the information: (i) is or becomes a part of the public domain through no act or omission of the Receiving Party; (ii) was in the Receiving Party’s lawful possession prior to the disclosure and had not been obtained by the Receiving Party either directly or indirectly from the Disclosing Party; or (iii) is lawfully disclosed to the Receiving Party by a third party without restriction on disclosure.

(d)    Any provision herein to the contrary notwithstanding, Hawaiian Electric may disclose Confidential Information to the Commission, the Consumer Advocate, and/or any other governmental regulatory agency with notice to, but without need of prior consent by Seller, provided that Hawaiian Electric takes reasonable steps to obtain approval to submit the same under seal or under other procedures designed to preserve the confidentiality of the Confidential Information.

Section 17.10     Financial Compliance/Capital Lease/No Consolidation:
(a)    Seller shall provide or cause to be provided to Hawaiian Electric on a timely basis, as reasonably determined by Hawaiian Electric, all information, including but not limited to information that may be obtained in any audit referred to below (the “Information”), reasonably requested by Hawaiian Electric for purposes of permitting Hawaiian Electric and its parent company, Hawaiian Electric Industries (“HEI”), to comply with the requirements (initial and on-going) of (a) identifying variable interest entities and determining primary beneficiaries under the accounting principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“FASB ASC 810”), (b) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), (c) FASB  ASC 840 Leases (“FASB ASC 840”), and (d) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404, and  FASB ASC 840, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other governing agencies. In addition, if required by Hawaiian Electric in order to meet its compliance obligations, Seller shall allow Hawaiian Electric or its independent auditor, to audit, to the extent reasonably required, Seller’s financial records, including its system of internal controls over financial reporting; provided that Hawaiian Electric shall be responsible for all costs associated with the foregoing, including but not limited to Seller's reasonable internal costs.

(b)    If there is a change in circumstances during the Term that would trigger consolidation of Seller’s finances on to Hawaiian Electric’s balance sheet, and such consolidation is not attributable to

Hawaiian Electric’s fault, then the Parties will take all commercially reasonable steps, including modification of the Contract, to eliminate the consolidation, while preserving the economic “benefit of the bargain” to both Parties. Notwithstanding the foregoing, if for any reason, at any time during the Term, Hawaiian Electric (and/or Hawaiian Electric’s Affiliates or HEI) in their good faith analysis and sole discretion are required to consolidate Seller into its financial statements in accordance with U.S. generally accepted accounting principles, then Hawaiian Electric may take any and all action necessary to eliminate consolidation, including without limitation, by immediately terminating this Contract without fault or liability.

(c)    If there is a change in circumstances during the Term that would trigger the treatment of this Contract as a capital lease under FASB ASC 840, and such treatment is not attributable to Hawaiian Electric’s fault, then the Parties will take all commercially reasonable steps, including modification of the Contract, to eliminate the capital lease treatment, while preserving the economic “benefit of the bargain” to both Parties. Notwithstanding the foregoing, if for any reason, at any time during the Term, Hawaiian Electric’s (and/or Hawaiian Electric’s Affiliates, or HEI) in their good faith analysis and sole discretion are required to treat this Contract as a capital lease under FASB ASC 840, then Hawaiian Electric may take any and all action necessary to eliminate this capital lease treatment, including without limitation, by immediately terminating this Contract without fault or liability.

(d)    Hawaiian Electric shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 17.10. Hawaiian Electric may share the Information on a confidential basis with HEI and the independent auditors and attorneys for Hawaiian Electric and HEI. (Hawaiian Electric, HEI, and their respective independent auditors and attorneys are collectively referred to in this Section 17.10 as “Recipient.”) If either Hawaiian Electric or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Seller and/or this Contract is necessary, Hawaiian Electric and HEI each shall have the right to disclose such of the Information as Hawaiian Electric or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give Seller prompt written notice thereof (in advance to the extent practicable under the circumstances). If Hawaiian Electric or HEI disclose Information pursuant to the preceding sentence, Hawaiian Electric and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the Commission and the Consumer Advocate in connection with the Commission’s rate making activities for Hawaiian Electric, and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the Commission exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the Commission first issues a protective order to protect the confidentiality of such Information. Neither Hawaiian Electric nor HEI shall use the Information for any purpose other than as permitted under this Section 17.10.

(e)    In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under applicable Law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall undertake reasonable efforts to provide Seller with prompt notice of such legal requirement prior to disclosure so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 17.10. If such protective order or other remedy is not obtained, or if Seller waives compliance with the provisions of this Section 17.10, Recipient shall furnish only that portion of the Information which it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

(f)    The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 17.10 shall not extend to any portion(s) of the Information which (a) was known to such

Recipient prior to receipt, or (b) without the fault of such Recipient is available or becomes available to the general public, or (c) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

Section 17.11: Miscellaneous. No use of the pipelines, facilities or equipment used in connection with this Contract shall be construed as having been dedicated to public use and it is hereby acknowledged by the Parties that the owner of any pipelines used to transport Fuel under this Contract retains the rights to determine who, other than the Parties to this Contract, shall use said pipelines, facilities, and equipment. If any action is taken or threatened by any Governmental Authority to declare the usage herein granted to either Party a public use, then and in that event, the Parties shall enter into good faith negotiations to restructure and restate the Contract provided that such restructuring and restatement does not increase the charges that Companies is obligated to pay hereunder. In the event that the Parties are unable to agree to any such restructuring within forty (40) days after the commencement of negotiations, either Party will have the right to terminate this Contract effective ninety (90) days’ after giving written notice of termination to the other Party.

Section 17.12: Counterparts. This Contract may be executed in as many counterparts as desired by the Parties, any one of which shall have the force and effect of any original but all of which together shall constitute the same instrument. This Contract may also be executed by exchange of executed copies via facsimile or other electronic means, such as PDF, in which case - but not as a condition to the validity of the Contract - each Party shall subsequently send the other Party by mail the original executed copy. A Party's signature transmitted by facsimile or similar electronic means shall be considered an “original” signature for purposes of this Contract.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Contract on the day and year first above written.

HAWAIIAN ELECTRIC COMPANY, INC.	CHEVRON PRODUCTS COMPANY,
a division of Chevron U.S.A. Inc.

By /s/ Ronald R. Cox                    By /s/ Billy Liu

Its Ronald R. Cox                    Its Billy Liu
Vice President, Power Supply          Hawaii VCO Coordinator

By /s/ Scott Seu

Its Scott Seu
Vice President, System Operation

HAWAII ELECTRIC LIGHT COMPANY, INC.        MAUI ELECTRIC LIGHT CO., LTD.

By /s/ Jay Ignacio                     By /s/ Sharon M. Suzuki

Its Jay Ignacio                     Its Sharon M. Suzuki
President                         President

By /s/ Tayne Sekimura                    By /s/ Lyle J. Matsunaga

Its Tayne Sekimura                     Its Lyle J. Matsunaga
Sr. VP & Chief Financial Officer              Assistant Treasurer

EXHIBIT A
(Specifications)

The IFO to be supplied hereunder shall be a regular commercial grade of Industrial Fuel Oil No. 6, having the following specifications:

Item	Specifications	ASTM Test Method
Gravity @ 60° F, API	6.5 min.	D1298 or D4052-86
Flash, °F	150 min.	D93, D6450
Viscosity, SSF @ 122°F	179 min., 226 max.	D445/D2161
Pour Point, °F	55 max.	D97
Sulfur, % Wt.	2.00 max.	D1552, D2622 or D4294
Sediment & Water, % Vol.	0.5 max.	D1796
BTU content *, MM BTU/BBL	6.0	D240
Vanadium **, PPM wt.	100	D5863
Nitrogen ***, PPM wt.	6500	D5762 or D4629

* Typical Value is 6.3 MM BTU/bbl, value is typical; it is not guaranteed.
** Typical Value is shown, value is not a specification limit.
*** Typical Value is shown, value is not a specification limit.

IFO Confirmation Test Items:  Gravity @ 60 DF, Flash Point, Viscosity, and Sulfur.

DIESEL NO. 2 FUEL SPECIFICATION

The Diesel to be supplied hereunder shall be of regular commercial grade of Diesel Fuel No. 2 and have the following specifications:

Item	Units	Specification Limits	Test Method
Gravity @ 60°F	°API, Specific	30.0 min., .88 min.	D1298 or D4052-86
Viscosity @ 100 DF	SSU	32.3 - 40.0	D445, D2161
BTU content *	MM BTU/BBL	5.84	Calculated or D240
Heat Value, Net	MM BTU/BBL	Report	Calculated or D240
Flash Point, PM	°F	150 min.	D93, D6450
Pour Point *	°F	35	D97
Ash	PPM, wt.	100 max.	D482
Cetane Index		40 min.	D4737
Carbon Residue,
10% Residuum	%, wt.	0.35 max.	D524
Sediment & Water	%, vol.	0.05 max.	D1796
Sulfur	%, wt.	0.40 max.	D1552, D2622 or
D4294
Distillation
90% Recovered	°F	540 - 650	D86
Sodium+Potassium	PPM, wt.	0.5 max.	D3605
Sodium+Pot+Lithium	PPM, wt.	Report	D3605
Vanadium **	PPM, wt.	0.8	D3605
Nitrogen ***	PPM, wt.	120	D4629 or D5762

* Typical values is shown.
** Typical values is shown.
*** Typical values is shown.

Diesel Confirmation Test Items: Gravity @ 60 DF, Flash Point and color to determine dye content is within legal parameters. Sulfur shall also be tested if the refinery issuing tank sulfur is higher than 0.2% Wt. Sulfur.

ULTRA LOW SULFUR DIESEL SPECIFICATIONS

Test Property	Test Method	Unit of Measure	Min	Max

APPEARANCE	(None)	Visual

ASH	ASTM D482	% mass		0.01

CARBON RESIDUE: RAMS 10%
BOTTOMS	ASTM D524-04	% mass		0.35

CETANE INDEX	ASTM D4737-04	Number	40.0

One of the following must be met:
CETANE INDEX	ASTM D976-06	Number	40.0
Or
AROMATICITY	ASTM D1319	Vol %		35

COPPER STRIP CORROSION: 3 HR
@ 50C	ASTM D130-04e1	Classification		3

DISTILLATION: 90% RECOVERED	ASTM D86-07a	*C	282	338

DYE

FLASH POINT: P-M	ASTM D93-07	*C	52

FLASH POINT: P-M	ASTM D93-07	*F	125

LUBRICITY, 60C, WSD	ASTM D6079	Mcrons		520

SULFUR	ASTM D5453	ppm by WT		15

CONDUCTIVITY	ASTM D2624/D 4308	pS/m pr C.U.	25

VISCOSITY: KIN @ 40C	ASTM D445-06	eSt	1.9	4.1

WATER & SEDIMENT	ASTM D1796-04	% vol		0.05

[End of Exhibit A]

EXHIBIT B
(Pricing)

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[End of Exhibit B]

EXHIBIT C
(Pricing Examples)

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[End of Exhibit C]